Exhibit 10.3

Investment Agreement

(April 7, 2022)

Party A is a Nasdaq publically traded company AnPac Bio-Medical Science Co., Ltd., along with its subsidiaries including AnPac Bio-Medical Science (Shanghai) Co., Ltd. (“AnPac Bio”), whose innovative product named Cancer Differentiation Analysis Technology (CDA) has been validated on hundreds of thousands of samples, including multiple retrospective clinical studies, which have been proven that CDA technology’s cost of effectiveness, number of cancer types, and sensitivity and specificity are more superior than those of traditional methods. AnPac Bio is accelerating development and commercialization of its cancer testing products in China and US.

Party B is Chris Chang Yu, co-founder of AnPac Bio, who is very familiar with and truly understands AnPac Bio, and realizes the risks of investing in capital market.

After negotiations, both parties have agreed to the following investment terms:

1. Party B will invest a total of USD $10 M in Party A in three installments with investment date and amount of $3 M on September 15, 2022, $3 M on August 15, 2023, and $4 M on December 15, 2023.

2. The investment shall be in the form of private equity investment.

3. The purchase prices for the three investment installments shall be 90% of the average closing share price of the first five trading days in (a) September, 2022 for the for first investment installment, (b) August, 2023, and (c) December, 2023.

4. Within 7 days after Party A has received each investment installment, Party A shall start paper work required for issuing shares to Party B.

5. Party A’s contact person for this agreement is Miss Lisa Ying.

Contact phone number: 18217058921.

Mailing address:

Number 860 Fu Ping Road

Shanghai

China

6. Any verbal, written notifications and letters sent by Party B to Party A based on the contact information provided by Party A shall carry legal effects from the date of communication/mailing. If Party A wishes to change contact information, Party A shall notify Party B by writing.

7. This agreement has been approved by the board and audit committee of Party A.

8.  Both parties shall keep contents of this agreement strictly confidential and they must not be disclosed to any third party, except the disclosure of this agreement is required by security administration and court due to compliance reasons.

9.  For any aspects not defined in this agreement, both parties shall negotiate and sign supplemental agreement. If negotiations still cannot resolve difference between the two parties, both parties agree that judicial actions can be taken at the court which has jurisdiction over Party B’s registered area.

10. This agreement shall have four signed copies, with each party given two original signed copies.

Party A：	Party B：Chris Chang Yu

AnPac Bio-Medical Science Co., Ltd

Authorized Person：	Authorized Person:

Title: Director

Date：April 7, 2022	Date：April 7, 2022